Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Fourth Quarter and 2007 Financial Results and New Share Repurchase Plan

NASSAU, THE BAHAMAS, February 27, 2008- Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2007.

Financial Results

Steiner Leisure's revenues for the fourth quarter ended December 31, 2007 rose 10.8% to $135.2 million from $122.1 million during the comparable quarter in 2006. Income from continuing operations for the fourth quarter of 2007 was $11.0 million compared with $13.2 million for the same quarter in 2006. In the fourth quarter of 2006, the Company adopted Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). The effect of adopting SAB 108 was an income tax benefit of $1.8 million during the fourth quarter of 2006. That adoption had no impact on our results of operations for the year ended December 31, 2006.

Earnings per share for the fourth quarter ended December 31, 2007 was $0.67 per share, compared with $0.75 per share for the comparable quarter in 2006. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2007 rose 12.6% to $529.2 million from $470.1 million in 2006. Income from continuing operations, before discontinued operations for the year ended December 31, 2007, was $44.7 million, compared with $45.9 million in 2006. For 2006, we recorded a deferred tax benefit of $2.3 million as a result of implementing certain tax planning strategies.

Earnings per share before discontinued operations for the year ended December 31, 2007 was $2.63 per share compared with $2.60 per share for 2006. The above earnings per share data are presented on a diluted basis.

New Share Repurchase Plan

Steiner Leisure also today announced the approval by its Board of Directors of a new share repurchase plan under which up to $100,000,000 of Steiner Leisure common shares can be purchased. In connection with this new repurchase authorization, the repurchase plan approved by the Board in July 2007 was terminated. A total of approximately 460,000 of our common shares remained authorized to be repurchased under that plan at the time it was terminated.

Under the new share repurchase plan, Steiner Leisure may purchase shares from time to time at prevailing prices in open market, and possibly other transactions, subject to market conditions and compliance with certain financial parameters. We cannot provide assurance as to the exact number of shares that will be repurchased under the plan.

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 130 cruise ships, and in 51 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 28, 2008. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately five minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, February 28, 2008 (approximately 3 hours after the call takes place) until Thursday, March 6, 2008 at 11:00 pm. You may reach it by dialing (203) 369-3249 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2007(1)	2006(1)	2007(1)	2006(1)
Revenues:
Services	$88,005	$80,972	$351,503	$317,731
Products	47,208	41,103	177,717	152,411
Total revenues	135,213	122,075	529,220	470,142

Cost of Sales:
Cost of services	71,343	65,256	283,596	253,772
Cost of products	33,144	28,835	127,045	110,744
Total cost of sales	104,487	94,091	410,641	364,516
Gross profit	30,726	27,984	118,579	105,626

Operating Expenses:
Administrative	9,239	7,169	33,080	26,260
Salary and payroll taxes	9,724	8,566	37,816	32,844
Total operating expenses	18,963	15,735	70,896	59,104
Income from continuing operations	11,763	12,249	47,683	46,522

Other Income (Expense):
Interest expense	(87)	(38)	(367)	(287)
Other income	243	324	1,595	1,933
Total other income (expense)	156	286	1,228	1,646

Income from continuing operations before provision for income taxes and discontinued operations	11,919	12,535	48,911	48,168

Provision (benefit) for income taxes (2)	936	(635)	4,214	2,248

Income from continuing operations before discontinued operations	10,983	13,170	44,697	45,920

Income from discontinued operations, net of taxes	--	--	--	225

Net income	$10,983	$13,170	$44,697	$46,145

Income per share-Basic:
Income before discontinued operations	$0.68	$0.78	$2.69	$2.68
Income from discontinued operations	--	--	--	0.01
	$0.68	$0.78	$2.69	$2.69

Income per share-Diluted(3):
Income before discontinued operations	$0.67	$0.75	$2.63	$2.60
Income from discontinued operations	--	--	--	0.01
	$0.67	$0.75	$2.63	$2.61

Weighted average shares outstanding:
Basic	16,055	16,890	16,626	17,134
Diluted	16,413	17,317	16,990	17,596

Notes:

  Includes post acquisition results of Utah College of Massage Therapy and an affiliate (collectively, "UCMT") which were acquired on April 3, 2006.
  During the fourth quarter of 2006, we adopted SAB 108. The affect of adopting SAB 108 was an income tax benefit of $1.8 million during the fourth quarter of 2006 and had no impact on our results of operations for the year ended December 31, 2006. This amount represented the correction of an error relating to the different treatment for book and tax purposes of the Company's tax deductible goodwill which cannot be assumed to offset deductible temporary differences which create deferred tax assets, which was initially recorded in the second quarter of 2006.
  Reflects the impact of outstanding stock options of a subsidiary which reduced earnings per share by $0.01 in the quarter and year ended December 31, 2006.

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Average number of ships served[1]:	126	122	127	120
Spa	95	90	94	87
Non-Spa	31	32	33	33

Average total number of staff on ships served:	1,986	1,884	1,978	1,807
Spa	1,751	1,650	1,741	1,577
Non-Spa	235	234	237	230

Revenue per staff per day[2]:	$457	$443	$472	$464
Spa	$475	$461	$492	$485
Non-Spa	$317	$315	$327	$318

Average weekly revenues:	$50,204	$47,835	$51,592	$48,840
Spa	$61,430	$59,259	$63,921	$61,298
Non-Spa	$16,472	$16,002	$16,519	$15,625

Average number of land-based spas operated[3]	53	54	54	55

Average weekly land-based spas revenues	$26,784	$24,437	$26,339	$25,881

Total schools revenues[4,5]	$11,073,000	$11,928,000	$46,226,000	$39,812,000

Total wholesale and retail product revenues	$21,904,000	$15,917,000	$68,003,000	$49,799,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4Includes $7,000 and $116,000 for the three months ended December 31, 2007 and 2006, respectively, and $219,000 and $537,000 for the year ended December 31, 2007 and 2006, respectively, relating to the Steiner training school near London, England.

5Includes post acquisition results of UCMT, which was acquired on April 3, 2006.